Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Penske Automotive Group, Inc.:

We consent to the use of our report dated February 25, 2011, with respect to the consolidated balance sheets of Sytner Group Limited as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 Annual Report on Form 10-K of Penske Automotive Group Inc., incorporated herein by reference.

/s/ KPMG Audit Plc

Birmingham, United Kingdom

November 9, 2011